Exhibit 10.1

February 25, 2009

Mr. Reed A. Watson

4465 Vinewood Lane North

Plymouth, MN 55442

Dear Reed:

As we have discussed, yesterday the Compensation Committee of the Company’s Board of Directors approved revised compensation terms for you in your new role as Vice President of Differentiation Strategy, reporting to Steve Shank. The Compensation Committee has authorized management to enter into a letter agreement, reflecting these revised terms. In light of your new position, the Board of Directors has also formally removed you from our list of Section 16 officers.

Except as specifically provided below, this letter agreement supersedes and replaces your initial employment arrangement, as reflected in your letter agreement with the Company, dated June 6, 2006 (the “Offer Letter”).

Salary. Commencing immediately, you will be paid an annualized salary of $150,000, payable on the Company’s normal payroll cycle. This position is classified as exempt.

Work Expectations. For any period in which you remain an employee of the Company, you will be expected to work on a full-time basis. The Company is an “at-will employer;” this means that either you or the Company may terminate your employment at any time for any reason, without advance notice, except as otherwise set forth in this letter.

Management Incentive Plan. In your new position, you will not be eligible to participate in the 2009 Management Incentive Plan. The payout schedule under the 2008 Management Incentive Plan (“2008 MIP”) has been finalized, and you will receive payout under the 2008 MIP, based on your 2008 total base compensation, at the same time as other 2008 MIP participants (scheduled for early March 2009).

Stock Options. The stock options that were granted to you on June 26, 2006 will continue to be governed by the terms of the Stock Option Grant Agreement between you and the Company.

Employee Benefits. Except as provided below, you will be eligible to participate in the employee benefit plans generally available to full-time employees of the Company, including our 401(k) plan and health, dental and disability plans, subject to the terms and conditions of such plans. In addition, through June 30, 2009, the Company will continue to provide you with parking benefits in our building and pay the same portion of your premiums as we have paid in the past.

Paid Time Off (PTO). You will continue to accrue PTO for any period in which you remain an employee of the Company. Any PTO that you use from this date forward will be drawn on a pro rata basis from the PTO that you currently have accrued and any PTO that you will accrue in the future. Upon any termination of your employment, you will be paid for accrued PTO in accordance with our PTO policy, except that the payout for remaining PTO, if any, accrued prior to this date will be based on your annualized base salary in effect prior to the modifications described in this letter.

Severance Benefits. If prior to June 30, 2009, your employment is terminated without Cause (as defined in the Offer Letter) or you resign for good reason (as defined in the Offer Letter), then you will be eligible to receive severance pay equal to 12 months of your base salary, notwithstanding any contrary provision in the Company’s Senior Executive Severance Plan. “Base salary” for this purposes will equal $262,000 (your annualized base salary as in effect prior to the modifications described in this letter). You will be able to receive this severance pay regardless whether you find other employment during that time and no amounts of replacement income will be set off. The Company will require any successor to assume its obligations in this letter or will remain obligated after any sale.

In addition, you would also be eligible for up to 12 months of outplacement assistance, and the Company will pay the regular employer portion toward continued coverage for you, your spouse and dependent children under the Company’s group health, dental and basic life insurance plans for up to 12 months. After that time, you must pay the entire cost of continuation coverage if you wish to continue coverage. To receive this continuation coverage benefit, you must elect continuation coverage in accordance with the documents you receive. If you are not eligible for continuation coverage at the time of termination or if you do not properly elect continuation coverage, you will not receive any payments in lieu of this subsidized continuation coverage. If you lose eligibility for COBRA or other continuation coverage, as described in the COBRA documents you will receive, the Company will stop paying its portion of the premiums for your continuation coverage.

Due to the reduction in your base salary, a resignation by you prior to June 30, 2009, would generally qualify as a good reason termination (as defined in the Offer Letter). Please note, however, that to satisfy the requirements of the Senior Executive Severance Plan and Internal Revenue Code section 409A, you must provide Capella with a 30-day notice of your intent to terminate for good reason, so if you wish to exercise such right, notice should be given to Capella not later than May 31, 2009. If you provide such notice between May 27, 2009 and May 29, 2009 (last business day preceding May 31, 2009), the Company agrees that it will not terminate your employment prior to June 30, 2009.

Continued Employment After June 30, 2009. If you remain employed by the Company after June 30, 2009, you will no longer be a participant in (or eligible for any severance benefits under) the Company’s Senior Executive Severance Plan. Unless otherwise mutually agreed, you would not be entitled to any severance payments or benefits upon subsequent termination of employment, except as may be required by law (for example COBRA continuation coverage). Except as required by law, you must pay the entire cost of continuation coverage if you wish to continue coverage.

Attorneys’ Fees. If either party breaches its obligations under this letter and the referenced documents, the prevailing party will be entitled to its costs and reasonable attorneys’ fees incurred in enforcing its rights.

Please let me know if you have any questions.

Sincerely,

/s/ Gregory W. Thom
Gregory W. Thom
Vice President, General Counsel

Enclosure

Please sign and date below your acceptance of the terms set forth in this correspondence and return to my attention. Please retain the additional copy for your records.

/s/ Reed A. Watson	2/25/09
Signed	Dated

3